NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:

Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169	For Immediate Release

Everest Re Group Estimates Preliminary Loss Impact of Hurricane Katrina

HAMILTON, Bermuda –September 13, 2005-- Everest Re Group, Ltd. (NYSE: RE) announced today that its losses from Hurricane Katrina could amount to approximately one percent of the total insurance industry losses. Absent other significant events, however, Everest still anticipates net income for the year, accompanied by capital growth over its December 31, 2004 position.

The Company’s view of its losses from Katrina is preliminary and based on a combination of modeled information, underwriter analysis, preliminary client discussions, and an early profile of exposed limits within the affected regions. The unprecedented nature and scale of the loss and the lack of credible data from ceding companies have hampered the estimating process and will introduce significant complexity, uncertainty and delay into the loss adjustment and settlement processes. Additionally, legal and regulatory issues have the potential to further complicate the situation. Everest continues to analyze available and emerging information to refine its estimates of potential exposure but expects this process will unfold over several weeks or even months.

Joseph V. Taranto, Everest Re’s Chairman and Chief Executive Officer, commented, “We, at Everest, are deeply saddened by the devastation of Katrina and the toll it has taken on so many people. The scope and scale of this loss will have far reaching implications; many of which will not be known for some time.”

Mr. Taranto added, “While the impact of Hurricane Katrina will be significant, it is within our risk management tolerance and does not change our positioning or underlying fundamental financial strength.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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